EXHIBIT 10.1

SEMGROUP CORPORATION

Board of Directors
Compensation Plan

Effective June 1, 2014

Total annual compensation for the non-executive Board members of SemGroup Corporation will be paid both in a retainer (either in cash or in equity, or a combination thereof) and in an equity grant of SemGroup Corporation.

	Total Compensation [1]	Annual Retainer [2,3,4]	Committee Meeting Fee [5]	Annual Equity Grant [4]
Non-Executive Chairman of the Board	$261,000	$124,500		$136,500
Chairman - Audit Committee	$221,000	$104,500	$2,000	$116,500
Members - Audit Committee	$186,000	$87,000	$2,000	$99,000
Chairman - Nominating/Governance Committee	$201,000	$94,500	$2,000	$106,500
Chairman - Compensation Committee	$201,000	$94,500	$2,000	$106,500
Members - Nominating/Governance Committee	$186,000	$87,000	$2,000	$99,000
Members - Compensation Committee	$186,000	$87,000	$2,000	$99,000
Members - Board Only	$186,000	$87,000		$99,000

A.	Board members will receive the Annual Equity Grant as restricted stock which shall fully vest on the first anniversary date of the grant.

B.
Board members must retain 100% of all stock awarded under this plan until a minimum ownership level of vested shares equal in value to 4x’s the Annual Retainer for Members - Board Only as set forth above has been achieved; provided, however, (i) that Board members will be able to sell shares to cover tax liability associated with fully-vested or vesting of restricted shares and (ii) that vested shares can be transferred: (1) to his or her revocable grantor trust in which such Director is the sole primary beneficiary; (2) to a trust maintained for the benefit of the spouse or minor child of the Director of which the Director serves as trustee; and (3) to the spouse of the director to be held in common ownership with such Director.

C.
Each Board member shall receive the highest Total Compensation he or she is entitled to pursuant to the above table. No Board member shall be entitled to compensation from more than one row of the table set forth above.

D.	The number of shares of restricted stock received shall be determined by dividing the dollar amount of the grant by the value of a share of common stock on the date the grant is made.

E.
Board members will receive in June of each plan year, which shall commence on June 1 of each year, their Annual Retainer and Annual Equity Grant. The Annual Retainer and Annual Equity Grant shall be pro-rated for any Director whose service commences after June 1 of a plan year.

[1]	Total compensation is the sum of the Annual Retainer and Annual Equity Grant paid on an annual basis. This does not include Committee Meeting Fees.

EXHIBIT 10.1

[2]
Board members may elect, on or prior to December 31 of the calendar year preceding the plan year, to receive the Annual Retainer in either cash, fully-vested restricted stock, or a combination thereof. If a Board member does not make such an election, the entire amount of the Annual Retainer will be paid in cash.

[3]
The Annual Retainer to be paid in cash can be voluntarily deferred in increments of 5% subject to compliance with the SemGroup Corporation Non-executive Directors’ Compensation Deferral Program, which is attached as Attachment A hereto and hereby incorporated herein by reference.

[4]	All equity grants will be made under the SemGroup Corporation Equity Incentive Plan.

[5]
Committee Meeting Fees are paid only to members of the committee for their attendance at each meeting of their respective committees and not to other Board members who may attend the meeting voluntarily; provided, however, that if the Chairman of the Board attends a committee meeting for the purpose of establishing a quorum and if a non-member of a committee attends at the specific request or requirement of the Chairman of that Committee, that director will be entitled to be paid a Committee Meeting Fee.